Exhibit 2.1
AMENDMENT TO BUSINESS COMBINATION AGREEMENT
This Amendment to Business Combination Agreement (this “Amendment”) is dated as of March 29, 2023, with respect to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of December 26, 2022, by and among Catalyst Biosciences, Inc., a Delaware corporation (“Parent”), GNI USA, Inc., a Delaware corporation (“GNI USA”), GNI Group Ltd., a company incorporated under the laws of Japan with limited liability (“GNI Group”), GNI Hong Kong Limited, a company incorporated under the laws of Hong Kong with limited liability (“GNI HK”), Shanghai Genomics, Inc., a company organized under the laws of the People’s Republic of China (“Shanghai Genomics”, and collectively with GNI USA, GNI Group and GNI HK, the “Contributors,” and each a “Contributor”), the individuals (each, a “Minority Holder” and collectively, the “Minority Holders”) listed on Annex A thereto and Continent Pharmaceuticals Inc., a Cayman Islands company limited by shares (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.
RECITALS
WHEREAS, Section 8.4 of the Business Combination Agreement provides that it may be amended, modified or supplemented by Parent, the Contributors and the Company by action taken or authorized by their respective boards of directors or equivalent at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval has been obtained, and by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each of the parties in interest at the time of the amendment; provided, however, that any amendment to Section 1.1, Section 1.4, Article V, Section 6.3(c), Section 6.3(d), and Section 8.4 (to the extent such amendment pertains to Section 1.1, Section 1.4, Article V, Section 6.3(c), Section 6.3(d)) must also be approved by the Minority Holders.
NOW, THEREFORE, in consideration of the premises, and of the mutual agreements contained herein, and intending to be legally bound hereby, Parent, the Contributors, the Minority Holders and the Company hereby agree as follows:
ARTICLE I
AMENDMENT
Section 1.1 Amendments.
(a) The reference to “Form S-4” in the Index of Defined Terms of the Business Combination Agreement shall be deleted.
(b) The following references shall be added into the Index of Defined Terms of the Business Combination Agreement:

Proxy Clearance Date	6.3(a)
Resale Shelf Registration Statement	6.3(c)
(c) Section 1.5 of the Business Combination Agreement is hereby amended and restated as follows:
Treatment of Operating Company Options.
At the Effective Time, each option to purchase common shares of the Operating Company (the “Operating Company Common Shares”) granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Operating Company (each, an “Operating Company Option”), that is outstanding immediately prior to the Effective Time, shall be terminated and replaced with an option granted under Parent’s 2023 Omnibus Incentive Plan that is substantially similar in all material respects to the terms and conditions applicable to the Operating Company Options (including with respect to vesting and forfeiture). Prior to the Effective Time, the Company shall take, or cause to be taken, all actions necessary or appropriate to give effect to the provisions of this Section 1.5, including causing the Operating Company to terminate its 2021 Stock Incentive Plan effective as of the Effective Time.
(d) Section 6.3 of the Business Combination Agreement is hereby amended and restated as follows:
Preparation of Proxy Statement and Resale Shelf Registration Statement; Stockholders’ Meeting
(a)  As promptly as practicable after the date of this Agreement, Parent shall file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Parent relating to the special meeting of Parent’s stockholders (the “Parent Stockholders Meeting”) to be held to consider the Parent Stockholder Matters; provided, that it is understood and agreed that the Contributors shall prepare the initial draft of the Proxy Statement. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, at such time as reasonably agreed by the Contributors and the Company promptly (and in any event within five (5) Business Days) following (x) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (the date in (x) or (y), the “Proxy Clearance Date”).
(b)  Parent covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) with regard to the information provided in the Proxy Statement by Parent, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(c)  As promptly as practicable following March 29, 2023, Parent shall file with the SEC a registration statement on Form S-3 or similar short form registration statement that may be available at such time or its successor form, or, if Parent is ineligible to use Form S-3, a registration statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale of the securities from time to time pursuant to any method or combination of methods legally available to, and requested by, the Contributors and the Minority Holders then held by such holders that are not then covered by an effective resale registration statement (the “Resale Shelf Registration Statement”); provided, that it is understood and agreed that the Contributors shall prepare the initial draft of the Resale Registration Statement. Parent will advise the Contributors promptly after it receives oral or written notice thereof of the time when the Resale Registration Statement has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock registered on the Resale Registration Statement for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Resale Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. The Contributors covenant and agree that all information concerning the Contributors, the Company and Further Challenger furnished by the Contributors, and the Minority Holders covenant and agree, individually and not with respect to each other, that all information concerning the Minority Holders and the Entities, and included in the Proxy Statement and the Resale Registration Statement will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent shall use its reasonable best efforts to have the Resale Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing and to keep the Resale Registration Statement effective until all securities covered by the Resale Registration Statement are sold in accordance with the intended plan of distribution set forth in the Resale Registration Statement or supplement to the prospectus or such securities have been withdrawn. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the registration of the Parent Common Stock and the Contributors shall furnish all information concerning Contributors as may be reasonably requested in connection with any such action.
(d)  Parent shall use its reasonable best efforts to respond promptly to any comments or requests of the SEC or its staff relating to the Proxy Statement and the Resale Registration Statement; provided, that any comments or request of the SEC or its staff which relate to disclosures contained in the Proxy Statement or the Resale Registration Statement and which were provided by the Minority Holders or the Contributors will be promptly addressed by the Contributors. No filing of, or amendment or supplement to, the Proxy Statement or the Resale Registration Statement will be made by Parent, without providing the

Contributors a reasonable opportunity to review and comment thereon and without the Contributors’ prior approval (which shall not be unreasonably withheld, conditioned, or delayed). If at any time prior to the Effective Time any information relating to the Contributors, the Minority Holders or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Proxy Statement or the Resale Registration Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Parent; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.
(e)  As promptly as practicable after the Proxy Clearance Date, Parent shall duly call, give notice of, convene and hold the Parent Stockholders Meeting to consider and vote to approve the Parent Stockholder Matters pursuant to the terms of this Agreement (and such Parent Stockholders Meeting shall in any event be no later than forty-five (45) calendar days after the Proxy Clearance Date). Parent may postpone or adjourn the Parent Stockholders Meeting solely (i) with the consent of the Contributors; (ii) (A) due to the absence of a quorum or (B) if Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Parent Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Stockholders Meeting; provided, that Parent may not postpone or adjourn the Parent Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section. Notwithstanding the foregoing, Parent shall, at the request of Contributors, to the extent permitted by Law, adjourn the Parent Stockholders Meeting to a date specified by the Contributors for the absence of a quorum or if the Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval; provided, that Parent shall not be required to adjourn the Parent Stockholders Meeting more than one (1) time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days. Parent, through the Parent Board, shall (i) recommend to its stockholders that they vote to approve the Parent Stockholder Matters, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by the Contributors. Without limiting the generality of the foregoing, Parent agrees that (x) Parent shall use its reasonable best efforts to solicit proxies to obtain the Parent Stockholder Approval and (y) its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or any other Person of any Acquisition Proposal.
(e) Section 7.1(e) of the Business Combination Agreement is hereby amended and restated as follows:
[Intentionally omitted].
(f) Section 8.1(b)(i) of the Business Combination Agreement is hereby amended and restated as follows:
if the Transactions shall not have been consummated on or before September 30, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Transactions to be consummated by the Outside Date;
(g) Section 8.3(a)(i) of the Business Combination Agreement is hereby amended and restated as follows:
the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and the Resale Registration Statement, and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Transactions (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company;

(h) Section 8.3(a)(ii) of the Business Combination Agreement is hereby amended and restated as follows:
the Contributors shall, on a joint and several basis, reimburse Parent for ongoing operating expenses in excess of $500,000 (but not to exceed $1,000,000) in the aggregate, where such expenses are solely incurred between the date of this Agreement and the Closing; provided, that such expenses shall be set forth on a budget that is approved by the Parent Board after the date of this Agreement and delivered to the Company within 30 days of the date of this Agreement, and the aggregate sum of such reimbursed amounts shall be distributed to the stockholders of Parent pursuant to the terms of the CVR Agreement; provided, further, that, notwithstanding the foregoing, the Contributors shall, on a joint and several basis, reimburse Parent for all ongoing operating expenses incurred between July 20, 2023 and the Closing. Operating expenses in excess of $1,000,000 (if any) incurred by Parent, where such expenses are solely incurred between the date of this Agreement and July 20, 2023, shall be borne equally by the Company and Parent; provided, that any such expenses shall be approved by the Parent Board. Expenses that were incurred prior to the date of this Agreement, in whole or in part, shall not be subject to this Section 8.3(a)(ii) or the cost-reimbursement or cost-sharing provisions hereunder. All expenses required to be paid pursuant to this Section 8.3(a)(ii) shall be made no later than three (3) Business Days prior to the Closing by wire transfer of immediately available funds to an account designated by Parent.
Section 1.2 Effect of Amendment; Counterparts. Except as specifically modified herein, the Business Combination Agreement remains in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument. Article IX of the Business Combination Agreement is hereby incorporated by reference.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have each caused this Amendment to be duly executed as of the date first written above.

PARENT:

CATALYST BIOSCIENCES, INC.

By:	/s/ Nassim Usman, Ph.D.
Name: Nassim Usman, Ph.D.
Title: President and Chief Executive Officer
[Signature Page to Amendment to Business Combination Agreement]

IN WITNESS WHEREOF, the parties have each caused this Amendment to be duly executed as of the date first written above.

CONTRIBUTORS:

GNI USA, INC.

By:	/s/ Ying Luo
Name: Ying Luo
Title: Director

GNI GROUP LTD.

By:	/s/ Ying Luo
Name: Ying Luo
Title: President and Chief Executive Officer

GNI HONG KONG LIMITED

By:	/s/ Ying Luo
Name: Ying Luo
Title: Director and President

COMPANY:

CONTINENT PHARMACEUTICALS INC.

By:	/s/ Ying Luo
Name: Ying Luo
Title: Chairman
[Signature Page to Amendment to Business Combination Agreement

IN WITNESS WHEREOF, the parties have each caused this Amendment to be duly executed as of the date first written above.

SHANGHAI GENOMICS, INC.

By:	/s/ Yuwen Wu
Name: Yuwen Wu
Title: Executive Director, General Manager and Legal Representative
[Signature Page to Amendment to Business Combination Agreement